ENTERPRISE FUNDING CORPORATION
                      c/o MERRILL LYNCH MONEY MARKETS INC.
                      World Financial Center - South Tower
                               226 Liberty Street
                            New York, New York 10281

April 28, 1998

Ms. Leeanne Graziani
Union Acceptance Funding Corporation
9240 Bonita Beach Road
Suite 1109-C
Bonita Springs, Florida 34135

Dear Leeanne:

This letter is to confirm our agreement to amend the Transfer and Administration Agreement between Union Acceptance Corporation (the "Collection Agent"), Union Acceptance Funding Corporation (the "Transferor") and Enterprise Funding Corporation (the "Company") dated July 24, 1995 and as amended to date (the "Agreement"). The Agreement shall be amended as follows and shall be effective as of today:

o In Section 1.1, the definition of "Termination Date" shall be amended so that "July 18, 1998" contained in clause (v) of the definition shall read "July 18, 1999".

o In Section 1.1, the definition of "Defaulted Receivable" shall be amended so that "60" contained in clause (i) of the definition shall read "90".

The Transferor hereby represents and warrants that the representations and warranties of the Transferor set forth in Section 3.1 of the Agreement are true and correct as of the date hereof (except those representations and warranties set forth therein which specifically relate to an earlier date).

All other terms and conditions of the Agreement not amended by this letter agreement shall remain unchanged and in full force and effect.

If this letter correctly sets forth our agreement, please sign the enclosed duplicate original and return to Brian D. Krum, NationsBank Investment Banking, NationsBank Corporate Center, 10th Floor, Charlotte, North Carolina 28255 by May 2, 1998.

Sincerely,

ENTERPRISE FUNDING CORPORATION


By: /s/ Stewert Cutler
Name: Stewert Cutler
Title:

Accepted and Agreed:

UNION ACCEPTANCE CORPORATION                  PERFORMANCE FUNDING CORPORATION


By: /s/ Melanie S. Otto                      By: /s/ Leeanne W. Graziani
Name:  Melanie S. Otto                       Name: Leeanne W. Graziani
Title:  Vice President                       Title: Vice President